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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-21425) and on Form S-8 (File No. 33-38249) and on Form S-8 (File No. 33-26970) and on Form S-8 (File No. 333-03975) of Tyco International Ltd. (formerly named ADT Limited) of our report dated July 10, 1997, on our examination of the combination of the historical consolidated financial statements and consolidated financial statement schedule of ADT Limited and Tyco International Ltd. (prior to the merger) after restatement for the pooling of interests as described in Note 1 to the supplemental consolidated financial statements, which report is included in this Current Report on Form 8-K.

                                            COOPERS & LYBRAND

Hamilton, Bermuda
July 10, 1997